Exhibit 99.1

Freshpet, Inc. Closes $402.5 Million Convertible Senior Notes Offering
3.20.23
Proceeds from the offering strengthen balance sheet to support the Company’s Fresh Future growth plan
Convertible security provides significantly reduced interest costs, as compared to alternative debt structures, and greater flexibility with no covenants, no amortization and a five-year maturity
Company purchased a capped call hedge to increase its effective conversion premium to 120% so there is no dilution to existing shareholders until the stock exceeds $120.23 per share
Company retains the flexibility to ultimately settle any conversions in cash, shares, or a combination

SECAUCUS, N.J., March 20, 2023 (GLOBE NEWSWIRE) – Freshpet, Inc. (NASDAQ: FRPT) (“Freshpet” or the “Company”) today announced the closing of its offering of $350.0 million aggregate principal amount of 3.00% convertible senior notes due 2028 (the “Notes”). In response to strong long-only investor demand and robust after-market performance, the initial purchasers fully exercised their option to purchase an additional $52.5 million aggregate principal amount of the Notes, included in today’s closing, raising a total of $391.4 million in net proceeds for Freshpet to invest in its Fresh Future growth plans.
Todd Cunfer, Chief Financial Officer of Freshpet, commented, “We are pleased to close on this important financing for the Company. We appreciate the strong support from both existing holders and new investors which we believe was reflected in the performance of our stock during and post the day of marketing. The proceeds provide the financial flexibility we need in the most cost-effective manner and fulfill our commitment to strengthen our capital structure to support the long-term growth in demand for Freshpet products. Importantly, this transaction was structured to minimize the potential future dilution for our equity shareholders with an effective 120% conversion premium and results in an effective interest rate that is materially below what could have been achieved with traditional debt securities.”
A portion of the proceeds from the transaction were used to pay costs associated with the related capped call transactions and fees and expenses related to the offering of the Notes and the capped call transactions. The Company intends to use the remainder of the net proceeds for general corporate purposes.
As a result of the related capped call transactions, dilution upon a conversion of the Notes will be mitigated by the increase in the effective conversion price of the Notes to approximately $120.23, a premium of 120% over the closing sale price of the Company’s common stock of $54.65 per share on March 15, 2023. Freshpet retains the optionality to settle any conversions in cash, shares, or a combination of cash and shares.

About Freshpet

Freshpet’s mission is to improve the lives of dogs and cats through the power of fresh, real food. Freshpet foods are blends of fresh meats, vegetables and fruits farmed locally and made at our Freshpet Kitchens. We thoughtfully prepare our foods using natural ingredients, cooking them in small batches at lower temperatures to preserve the natural goodness of the ingredients. Freshpet foods and treats are kept refrigerated from the moment they are made until they arrive at Freshpet Fridges in your local market.

Our foods are available in select mass, grocery (including online), natural food, club, and pet specialty retailers across the United States, Canada and Europe. From the care, we take to source our ingredients and make our food, to the moment it reaches your home, our integrity, transparency, and social responsibility are the way we like to run our business. To learn more, visit www.freshpet.com.

Connect with Freshpet:
https://www.facebook.com/Freshpet
https://twitter.com/Freshpet
http://instagram.com/Freshpet
http://pinterest.com/Freshpet
https://www.tiktok.com/@freshpet

Forward-Looking Statements
This press release includes forward-looking statements, including statements regarding Freshpet’s plans for growth, the potential dilution relating to the conversion of the Notes, the use of proceeds from the sale of the Notes, and the future settlement of the conversion of the Notes. Forward-looking statements represent Freshpet’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, including market interest rates, the trading price and volatility of Freshpet’s common stock and risks relating to Freshpet’s business, including those described in periodic reports that Freshpet files from time to time with the SEC. The forward-looking statements included in this press release speak only as of the date of this press release, and Freshpet does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.

Investor Contact
 ICR
Jeff Sonnek
646-277-1263
Jeff.sonnek@icrinc.com

Media Contact:
Freshpet@edelmansmithfield.com